Exhibit 99.1

Investor Contacts:  Gregg Peters / Paul Hockert
Telephone: (952) 944-5600

DEPARTMENT 56 REPORTS THIRD QUARTER 2004 RESULTS
Management Lowers Outlook

October 27, 2004 — Eden Prairie, MN. — Department 56 (NYSE: DFS), a leading collectible and giftware company, today reported wholesale customer orders, its fiscal 2004 outlook and financial results for the third quarter and nine months ended October 2, 2004. Revenues for the quarter were down 3% from $54.6 million in the third quarter of 2003 to $53.2 million in the third quarter of 2004. Income from continuing operations for the quarter increased from $8.7 million, or $0.66 per share, in the third quarter of 2003 to $9.2 million, or $0.68 per share, in the third quarter of 2004.

2004 Outlook

The Company has lowered its expectations for full-year 2004 fully diluted earnings per share from continuing operations to be in the range of $1.58 to $1.63, excluding the per share effect of the $6.9 million of other income and related expense recognized in the second quarter of 2004 resulting from the settlement of litigation. While income from continuing operations during the third quarter increased over last year, the lower expectations reflect the current level of wholesale customer orders, lower than planned revenue from the Company’s Time to Celebrate business, and a $0.7 million charge taken in the third quarter for severance costs related to staff reductions. EPS from continuing operations in 2003 was $1.87.

Wholesale Customer Orders

The Company received wholesale customer orders of $149.4 million in the first nine months of 2004 which were down 7% compared to the $160.5 million of orders received in the first nine months of 2003. Orders during the third quarter of $18.8 million were down 16% relative to orders of $22.4 million in the third quarter of 2003.

For the first nine months of 2004, orders for the Company’s Village Series products of $69.4 million were down 17% compared to $84.0 million in the prior year, while Giftware orders of $80.0 million were up 5% from $76.5 million. For the third quarter, orders for Village Series products of $5.1 million were down 37% compared to $8.1 million in the prior year, and orders for Giftware products of $13.7 million were down 4% from $14.3 million.

Commenting on wholesale orders, Susan Engel, Chairwoman and Chief Executive Officer said, “Although we continue to face challenges with our Village product, we are making good progress against our growth strategy to broaden our Giftware line by developing multi-season product offerings that will attract consumers year round. This progress is evidenced by our Giftware orders being up 5% year-to-date.  Similar to the second quarter, Giftware orders for the third quarter were negatively impacted as a result of a large customer ordering less Giftware product in 2004 as part of an overall reduction in product breadth and due to the success of a novelty item in 2003 which was not replicated in 2004.”

Third Quarter and Year-to-Date Performance from Continuing Operations

Revenues for the third quarter of $53.2 million were down 3% compared to $54.6 million in the third quarter of 2003. Revenues for the first nine months of $122.4 million were down 11% compared to $137.7 million in the first nine months of 2003. The decrease in third quarter and year-to-date revenues was due to a decrease in wholesale shipments as wholesale revenue declined 5% and 13% during the third quarter and first nine months of 2004, respectively.

Retail revenues for the third quarter of 2004 were up 59% to $2.9 million from $1.8 million in the prior year. Retail revenues for the first nine months of 2004 were up 41% to $6.0 million from $4.3 million in the prior year. The increase in retail revenues is due to the addition of two new stores opened during the second half of 2003, a third new store opened during the second quarter of 2004 and increased Time to Celebrate operations. Comparable third quarter and year-to-date sales from the Company’s stores that were open more than a year increased 3% and 2%, respectively.

Commenting on retail segment results, Ms. Engel said, “We were pleased with the Department 56 retail same-store sales increase of 3% during the third quarter. However, we were disappointed with Time to Celebrate’s results during August and September. While both the total number of consultants and the sales per party were consistent with our plan during the third quarter, consultant activity, as measured by the number of parties per consultant, was significantly below our expectations.  Although we are exploring and testing a number of programs to increase consultant activity, we don’t expect the current trend with Time to Celebrate to change during the fourth quarter.”

Gross margin as a percentage of sales was 53.6% for the third quarter compared to 52.0% in the third quarter of 2003. The increase in gross margins in the third quarter of 2004 was principally due to the increase in retail sales (which carry higher gross profit than wholesale sales). For the first nine months, gross margins of 53.5% were down compared to 54.0% in the prior year.

Selling, general and administrative expense (SG&A) for the third quarter was $14.2 million compared to $14.3 million in the third quarter of 2003. For the first nine months, SG&A declined from $40.4 million in 2003 to $39.3 million in 2004 due to lower commission expense as a result of lower wholesale sales and lower bad debt expense, partially offset by an increase in retail operations and the $0.7 million charge for termination expenses. The savings coming from these job eliminations are being reinvested in increased marketing and sales resources to support the Company’s growth initiatives.

Income from continuing operations for the third quarter was $9.2 million, or $0.68 per share, compared to $8.7 million, or $0.66 per share, in the third quarter of 2003. Income from continuing operations for the first nine months of 2004 was $21.0 million, or $1.56 per share, compared to $21.2 million, or $1.61 per share, in the prior year. The increase in the weighted average shares outstanding of approximately 300,000 shares accounted for $0.04 of the decrease in income per share from continuing operations for the first nine months of 2004.

Included in the results for the first nine months of 2004 was $6.9 million of other income from the settlement of litigation, which affects the comparability of 2004 results with those of 2003. Net income from continuing operations for the first nine months of 2004, adjusted to exclude this $6.9 million of other income and related expenses, was $16.6 million, or $1.23 per share.

Accounts receivable at the end of the third quarter were $83.0 million compared to $91.2 million at the end of the third quarter of last year. The decrease in accounts receivable is principally due to the decrease in wholesale revenues.

Inventories were $18.1 million as of the end of the third quarter compared to $20.6 million a year ago.  This decrease is principally due to reduced wholesale inventory as a result of lower orders, partially offset by higher retail segment inventories resulting from the addition of two new retail stores in the second half of 2003, a new retail store in the second quarter of 2004, and an increase in Time to Celebrate operations.

Capital expenditures for the third quarter and first nine months of 2004 were $0.7 million and $1.9 million, respectively, compared to $0.7 million and $1.6 million in the third quarter and first nine months of fiscal 2003. Management anticipates 2004 capital expenditures will be less than $2.5 million.

Discontinued Operations

The Company completed the closing of its Geppeddo subsidiary during the first quarter and reclassified its results as discontinued operations for all periods presented. Geppeddo incurred a $1.4 million or $0.10 per share after-tax loss from discontinued operations in the first nine months of 2004.

About Department 56

Department 56, Inc. is a leading collectible and giftware company that recognizes the importance of celebrating life’s extraordinary moments — holidays, special days, and every day. Best known for its lighted Village buildings, Snowbabies™ figurines and extensive holiday and special occasion product lines, the Company designs and develops festive giftware with the highest principles of quality and creativity.

Department 56 sells its products through approximately 13,000 wholesale customers who operate gift, specialty and department store locations in the United States and Canada, Company-operated retail stores, direct mail catalog companies and international distributors. Through its Time to Celebrate™ division, the Company sells holiday and seasonal giftware assortments direct to consumers at home shows.

Conference Call Information

Investors will have the opportunity to listen to the Company’s October 28, 2004 conference call over the Internet at www.fulldisclosure.com. To listen to the live call, please go to the web site at least fifteen minutes prior to the 9:00 a.m. ET call. For those who cannot listen to the live broadcast, a replay will be available.

Notes concerning forward-looking statements:

This release contains forward-looking statements about the Company’s performance. These statements are based on management’s estimates, assumptions and projections as of today and are not guarantees of future performance. Any conclusions or expectations expressed in, or drawn from, the statements in this press release concerning matters that are not historical corporate financial results are forward-looking statements that involve risks and uncertainties. Actual results may vary materially from forward-looking statements and the assumptions on which they are based. The Company undertakes no obligation to update or publish in the future any forward-looking statements. Also, please read the bases, assumptions and factors set out in Item 7 in the Company’s Form 10-K for 2003 dated March 17, 2004 and filed under the Securities Exchange Act of 1934, all of which is incorporated herein by reference and applicable to the forward-looking statements set forth herein.

DEPARTMENT 56, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share amounts)

	Quarter Ended				39 Weeks Ended		40 Weeks Ended
	October 2, 2004		October 4, 2003		October 2, 2004		October 4, 2003

NET SALES	$53,151		$54,631		$122,376		$137,699
COST OF SALES	24,659	46.4%	26,204	48.0%	56,853	46.5%	63,355	46.0%

Gross Profit	28,492	53.6%	28,427	52.0%	65,523	53.5%	74,344	54.0%

Selling, general and administrative expenses	14,161	26.6%	14,294	26.2%	39,276	32.1%	40,408	29.3%

OPERATING INCOME FROM CONTINUING OPERATIONS	14,331	27.0%	14,133	25.9%	26,247	21.4%	33,936	24.6%

Interest expense	220	0.4%	451	0.8%	449	0.4%	1,389	1.0%
Litigation settlement	—	0.0%	—	0.0%	(6,871)	-5.6%	—	0.0%
Other, net	(278)	-0.5%	42	0.1%	(195)	-0.2%	(585)	-0.4%

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	14,389	27.1%	13,640	25.0%	32,864	26.9%	33,132	24.1%

INCOME TAX PROVISION	5,180	9.7%	4,910	9.0%	11,832	9.7%	11,928	8.7%

INCOME FROM CONTINUING OPERATIONS	9,209	17.3%	8,730	16.0%	21,032	17.2%	21,204	15.4%

LOSS FROM DISCONTINUED OPERATIONS, NET OF TAX	—	0.0%	(454)	-0.8%	(1,372)	-1.1%	(1,653)	-1.2%

NET INCOME	$9,209	17.3%	$8,276	15.1%	$19,660	16.1%	$19,551	14.2%

INCOME PER SHARE - BASIC:
INCOME PER SHARE FROM CONTINUING OPERATIONS	$0.69		$0.66 `		$1.58		$1.62
LOSS PER SHARE FROM DISCONTINUED OPERATIONS	—		(0.03)		(0.10)		(0.13)
EPS - BASIC	$0.69		$0.63		$1.48		$1.49

INCOME PER SHARE - ASSUMING DILUTION:
INCOME PER SHARE FROM CONTINUING OPERATIONS	$0.68		$0.66		$1.56		$1.61
LOSS PER SHARE FROM DISCONTINUED OPERATIONS	—		(0.03)		(0.10)		(0.13)
EPS - ASSUMING DILUTION	$0.68		$0.62		$1.46		$1.48

WEIGHTED AVERAGE SHARES OUTSTANDING:
BASIC	13,433		13,138		13,303		13,100
ASSUMING DILUTION	13,617		13,294		13,489		13,189

SUPPLEMENTAL INFORMATION -
Depreciation expense (as reported within SG&A)	$936		$1,121		$2,823		$3,326

Reclassifications - Certain reclassifications were made to the quarter and 40 weeks ended October 4, 2003 statements of income in order to conform to the presentation of the quarter and 39 weeks ended October 2, 2004.  These reclassifications had no impact on consolidated net income as previously reported.

DEPARTMENT 56, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	October 2, 2004	January 3, 2004	October 4, 2003
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$2,277	$17,457	$1,234
Accounts receivable, net	82,977	20,999	91,205
Inventories	18,090	12,189	20,555
Other current assets	6,818	7,274	7,207
Current assets of discontinued operations	—	11,657	6,626
Total current assets	110,162	69,576	126,827

PROPERTY AND EQUIPMENT, net	16,710	17,664	17,875
GOODWILL, TRADEMARKS AND OTHER, net	51,526	51,631	51,667
OTHER ASSETS	3,190	3,433	2,814
NONCURRENT ASSETS OF DISCONTINUED OPERATIONS	—	—	9,235
	$181,588	$142,304	$208,418

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Current portion of long-term debt			$22,000
Borrowings on revolving credit agreement	$15,000		41,000
Accounts payable	5,772	$6,322	5,647
Income tax payable	7,009	3,513	5,041
Other current liabilities	7,393	6,379	7,570
Current liabilities of discontinued operations	—	3,938	2,298
Total current liabilities	35,174	20,152	83,556

OTHER LIABILITIES	2,883	3,015	2,433
DEFERRED TAXES	4,754	4,841	4,515
NONCURRENT LIABILITIES OF DISCONTINUED OPERATIONS	—	—	600
STOCKHOLDERS’ EQUITY	138,777	114,296	117,314
	$181,588	$142,304	$208,418

Reclassifications - Certain reclassifications were made to the January 3, 2004 and October 4, 2003 condensed consolidated balance sheets in order to conform to the presentation of the October 2, 2004 condensed consolidated balance sheet.  These reclassifications had no impact on consolidated net income or retained earnings as previously reported.

DEPARTMENT 56, INC.

SEGMENTS OF THE COMPANY AND RELATED INFORMATION

(In thousands)

			39 Weeks	40 Weeks
	Quarter Ended		Ended	Ended
	October 2,	October 4,	October 2,	October 4,
	2004	2003	2004	2003
WHOLESALE:
Village sales	$18,443	$23,352	$53,451	$68,845
Giftware sales	31,836	29,477	62,878	64,556

Net sales	50,279	52,829	116,329	133,401
Income from operations	22,733	22,947	51,568	59,129

RETAIL:
Net sales	2,872	1,802	6,047	4,298
Loss from operations	(420)	(421)	(2,222)	(1,986)

OTHER -
Loss from operations	(7,982)	(8,393)	(23,099)	(23,207)

CONSOLIDATED:
Net sales	53,151	54,631	122,376	137,699
Income from operations	14,331	14,133	26,247	33,936

The Company has two reportable segments - wholesale and retail.  Although the product produced and sold for each segment is similar, the type of customer for the product and the method used to distribute the product are different.  The segmentation of these operations also reflects how the Company’s chief executive officer (the “CEO”) currently reviews the results of these operations.  Income from operations for each reporting segment includes specifically identifiable operating costs such as cost of sales and selling expenses.  General and administrative expenses are generally not allocated to specific operating segments and are therefore reflected in the other category.  Other components of the statement of operations, which are classified below income from operations, are also not allocated by segment.  In addition, the Company generally does not account for or report assets, capital expenditures, or depreciation and amortization by segment.  All transactions between operating segments have been eliminated and are not included in the table above.

Reclassifications - Certain reclassifications were made to the quarter and 40 weeks ended October 4, 2003 segment information in order to conform to the presentation of the quarter and 39 weeks ended October 2, 2004.  These reclassifications had no impact on consolidated net income as previously reported.